UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2013

YELP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35444	20-1854266
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

706 Mission Street

San Francisco, CA 94103

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 908-3801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation

On February 5, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Yelp Inc. (the “Company”), pursuant to the authority delegated to the Compensation Committee by the Board, approved (a) annual base salaries for each of the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”)) (collectively, the “Executive Officers”), in each case effective as of February 15, 2013, and (b) the grant of options to purchase shares of the Company’s Class A common stock (the “Options”) to the Executive Officers, as set forth in the table below. The Compensation Committee granted the Options pursuant to and in accordance with the terms and conditions of the Company’s 2012 Equity Incentive Plan (the “Plan”) and the Forms of Option Agreement and Grant Notice (together, the “Option Agreements”) previously filed with the SEC. The Options will have an exercise price equal to the fair market value of the Company’s Class A common stock on the date of the grant, as determined under the terms of the Plan, and a term of 10 years from the date of grant. The Company will continue to pay for healthcare benefits for each of the Executive Officers.

Named Executive Officer	Title	2013 Annual Base Salary	Options
Jeremy Stoppelman	Chief Executive Officer	$1.00	575,000	(1)
			90,000	(2)
Geoff Donaker	Chief Operating Officer	$1.00	425,000	(1)
			90,000	(2)
Rob Krolik	Chief Financial Officer	$325,000.00	220,000	(3)
Joseph R. (“Jed”) Nachman	Senior Vice President of Revenue	£265,718.78	220,000	(1)
Laurence Wilson	General Counsel and Secretary	$325,000.00	220,000	(1)

(1)	The shares underlying this Option shall vest as follows: 10% of the shares underlying the Option shall vest in equal monthly installments over the 12 month period following the date of grant; 20% of the shares underlying the Option shall vest in equal monthly installments over the following 12 month period; 30% of the shares underlying the Option shall vest in equal monthly installments over the following 12 month period; and 40% of the shares underlying the Option shall vest in equal monthly installments over the following 12 month period, such that the shares underlying the Option shall be fully vested on the fourth anniversary of the date of grant, provided that such Executive Officer is then providing services to the Company at the time of such vest.
(2)

1/24th of shares underlying this Option shall vest each month for two years following the date of grant, provided that such Executive Officer is then providing services to the Company at the time of such vest.

(3)	The shares underlying this Option shall vest as follows: 10% of the shares underlying the Option shall vest in equal monthly installments over the 12 month period following the vesting commencement date of July 27, 2013; 20% of the shares underlying the Option shall vest in equal monthly installments over the following 12 month period; 30% of the shares underlying the Option shall vest in equal monthly installments over the following 12 month period; and 40% of the shares underlying the Option shall vest in equal monthly installments over the following 12 month period, such that the shares underlying the Option shall be fully vested on the fourth anniversary of the vesting commencement date, provided that such Executive Officer is then providing services to the Company at the time of such vest.

The foregoing is only a brief description of the material terms of the Options, and does not purport to be complete and is qualified in its entirety by reference to the Plan and the Option Agreements.

Director Compensation

On February 5, 2013, the Compensation Committee approved a change to the Company’s non-employee director compensation program to provide for a biennial option grant to each non-employee director of the Company who is not affiliated with an institutional or venture investor of the Company. Eligible directors shall be entitled to receive an option to purchase 10,000 shares of the Company’s Class A common stock pursuant to the Plan every other year on the date of the Company’s annual meeting of stockholders, beginning with the Company’s 2013 annual meeting. Each option will vest in equal monthly installments over four years following the date of grant, and shall have an exercise price equal to the fair market value of the Company’s Class A common stock on the date of the grant as determined under the terms of the Plan.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with its regular review of the Company’s corporate governance policies, the Board approved the amendment of the Company’s Code of Business Conduct and Ethics, effective February 4, 2013, to include provisions related to the prohibition of certain side agreements and informal arrangements by the Company’s employees, including its executive officers. The Code of Business Conduct and Ethics, as amended, is available in the Corporate Governance section of the Company’s website at www.yelp.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2013	YELP INC.

	By:	/s/ Rob Krolik
Rob Krolik
Chief Financial Officer